UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2025
Skyworks Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-05560	04-2302115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5260 California Avenue		92617
Irvine, California
(Address of principal executive offices)		(Zip Code)

(949)	231-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.25 per share	SWKS	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 25, 2025, Skyworks Solutions, Inc. (the “Company”) announced that Philip Carter will be re-joining the Company as Senior Vice President and Chief Financial Officer, effective as of September 8, 2025. The Company’s Board of Directors (the “Board”) appointed Mr. Carter to such roles on August 23, 2025.
Mr. Carter, 47, previously served as the Company’s Vice President, Corporate Controller, from February 2017 through November 2024. Since November 2024, he has been Corporate Vice President, Chief Accounting Officer, at Advanced Micro Devices, Inc., a high performance and adaptive computing leader. Mr. Carter is a certified public accountant and holds a B.S. in Accounting from California State University, Fullerton and an MBA from the University of Southern California.
In connection with his appointment, the Company and Mr. Carter entered into an offer letter (the “Offer Letter”) providing for an annual base salary of $600,000 and an annual cash incentive opportunity with a target amount of 100% of base salary. The Company also agreed to pay Mr. Carter a signing bonus of $800,000, which shall be deemed earned on the 24-month anniversary of Mr. Carter’s start date (the “Carter Start Date”), subject to his continued employment on such date. The Company has agreed to grant Mr. Carter (i) a Restricted Stock Unit (“RSU”) award for the number of shares that is calculated by dividing $3,000,000 by the closing price of the Company’s common stock on the Carter Start Date, which will be subject to time-based vesting over a period of four years with such vesting commencing on the Carter Start Date and (ii) a performance share award (“PSA”) for the number of shares that is calculated by dividing $3,800,000 by the closing price of the Company’s common Stock on the Carter Start Date. The PSA will vest based on the Company’s absolute level of achievement of total shareholder return over the three fiscal-year period starting on October 4, 2025 and ending on September 29, 2028, subject to Mr. Carter’s continued employment through November 11, 2028.
The Company and Mr. Carter will also enter into a Change in Control / Severance Agreement (the “Severance Agreement”) on or around the Carter Start Date. The Severance Agreement provides that in the event that Mr. Carter’s employment with the Company is terminated by the Company without cause or by Mr. Carter for good reason in connection with a change in control of the Company, Mr. Carter shall receive (a) a payment equal to one and a half times the sum of his annual base salary in effect immediately prior to the change in control plus the greater of (i) the average of the bonus payments he received for each of the three years prior to the year in which the change in control occurs and (ii) his target bonus for the fiscal year in which the change in control occurs, (b) contributions to COBRA coverage for a period of 18 months following the termination date and (c) acceleration of vesting of certain outstanding equity awards and, if applicable, an extension of the time period during which Mr. Carter may exercise vested stock options. The Severance Agreement also provides that if Mr. Carter’s employment with the Company is terminated by the Company without cause not in connection with a change in control of the Company, Mr. Carter shall receive (i) biweekly compensation continuation payments for a period of 12 months equal in total to Mr. Carter’s then-current annual base salary plus any cash bonus payments then due to Mr. Carter, (ii) contributions to COBRA coverage for a period of 12 months following the termination date, and (iii) an extension of the time period during which Mr. Carter may exercise vested stock options.
Mr. Carter will succeed Robert A. Schriesheim, a member of the Board who has served as the Company’s Interim Chief Financial Officer since May 2025. Mr. Carter will serve as the Company’s principal financial officer and principal accounting officer, and Mr. Schriesheim will cease serving in such roles, upon the commencement of Mr. Carter’s employment with the Company. Mr. Schriesheim will continue serving as a member of the Board. There are no family relationships between Mr. Carter and any director or executive officer of the Company, and Mr. Carter is not party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.

August 25, 2025	By:	/s/ Robert J. Terry
	Name:	Robert J. Terry
	Title:	Senior Vice President, General Counsel and Secretary